UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐ Preliminary Proxy Statemen
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
TEPPCO PARTNERS, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SUPPLEMENTAL PROXY STATEMENT INFORMATION
TEPPCO PARTNERS, L.P.
1100 Louisiana Street, 16th Floor
Houston, Texas 77002
October 9, 2009
Dear TEPPCO Unitholder:
You have previously received a proxy statement/prospectus dated September 8, 2009 (the “Proxy Statement”) and related proxy materials soliciting your vote in connection with the special meeting of our unitholders to be held on Friday, October 23, 2009. The following letter is to provide TEPPCO unitholders with supplemental information related to the proposed merger. We are pleased to inform you that the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired.
The following supplemental information is also being provided to TEPPCO unitholders in connection with a proposed resolution of objections raised by M. Lee Arnold and Sharon Olesky to the proposed settlement of a derivative action filed by Peter Brinckerhoff in the Court of Chancery of New Castle County, Delaware (the “Derivative Action”) and a putative class action also filed by Peter Brinckerhoff and Rene Horowitz, as attorney in fact for Rae Kenrow, also filed in the same court (the “Merger Action”), as well as the potential resolution of claims made by the plaintiffs in class action suits filed in the 129th Judicial District of the District Court of Harris County Texas, Cause No. 2009-41231, and in the 11th Judicial District of the District Court of Harris County Texas, Cause No. 2009-41626. As previously disclosed, a hearing regarding approval of the Settlement Agreement in the Derivative Action and the Merger Action has been scheduled for October 12, 2009.
In consideration for Arnold and Olesky’s agreement to withdraw their objections to the settlement of the Derivative Action and Merger Action, as embodied in a Stipulation to Withdraw Objections executed on October 7, 2009, and without admitting the merits of their objections, TEPPCO makes the following supplemental disclosures in connection with and by reference to the Proxy Statement. The following additional disclosure is made to add to the Proxy Statement:
1. insert as the third and fourth sentences to the first paragraph under “Unaudited Financial Projections of Enterprise and TEPPCO” on page 61:
As discussed further under “The Merger Parties’ Businesses — Enterprise’s Business — Relationship of Enterprise and TEPPCO with EPCO and Affiliates,” management of both Enterprise GP and TEPPCO GP are employees of EPCO, Inc. Accordingly, EPCO employees participated in the creation of the financial projections for TEPPCO as well as for Enterprise.
2. insert as the third sentence to the first paragraph under “Discounted Cash Flow Analysis” on page 68:
To calculate the applicable implied exchange ratio reference range, Credit Suisse used discount rates based on TEPPCO’s and Enterprise’s estimated cost of equity capital and terminal yields based on a variety of factors influencing current, historical and potential future trading differentials for Enterprise common units and TEPPCO units.
3. insert as the fifth sentence to the second paragraph under “Brinckerhoff Litigation Matters” on page 76:
In addition, the amended complaint refers to the fact that the TEPPCO ACG Committee had retained an independent investment banking firm to, among other things, issue a fairness opinion in connection with the Jonah Gas Gathering Company joint venture, but the firm did not deliver an opinion with respect to the transaction.

Your vote is important. The deadline for voting by telephone or through the Internet is 11:59 p.m. Eastern Daylight Time on Thursday, October 22, 2009, the night before the special meeting. If you need assistance with casting or changing your vote, please call our proxy solicitor, Georgeson Inc., at (888) 264-7035 or TEPPCO’s Investor Relations department at (800) 659-0059.
Best Regards,
/s/ Jerry E. Thompson

Jerry E. Thompson
President and Chief Executive Officer
Investor Notice
     In connection with the proposed merger, Enterprise has filed a registration statement on Form S-4 (Registration No. 333-161185), which includes a prospectus of Enterprise and a proxy statement of TEPPCO and other materials, with the Securities and Exchange Commission (“SEC”) and such registration statement has been declared effective by the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS FILED WITH THE SEC AND ANY OTHER MATERIALS FILED OR TO BE FILED WITH THE SEC REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT ENTERPRISE, TEPPCO AND THE PROPOSED MERGER. The definitive proxy statement/prospectus seeking approval of the proposed merger from TEPPCO security holders was sent to such security holders on or about September 15, 2009. Investors, security holders and the public may obtain a free copy of the definitive proxy statement/prospectus and other documents containing information about Enterprise and TEPPCO, without charge, at the SEC’s website at www.sec.gov. Copies of the registration statement and the definitive proxy statement/prospectus and the SEC filings that will be incorporated by reference in the definitive proxy statement/prospectus may also be obtained for free by directing a request to: (i) Investor Relations: Enterprise Products Partners L.P., (866) 230-0745, or (ii) Investor Relations, TEPPCO Partners, L.P., (800) 659-0059.
     TEPPCO, its general partner and the directors and management of such general partner may be deemed to be “participants” in the solicitation of proxies from TEPPCO’s security holders in respect of the proposed merger. INFORMATION ABOUT THESE PERSONS AND THE INTERESTS OF SUCH PERSONS IN THE SOLICITATION OF PROXIES IN RESPECT OF THE PROPOSED MERGER CAN BE FOUND IN THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, TEPPCO’S 2008 ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT STATEMENTS OF CHANGES IN BENEFICIAL OWNERSHIP ON FILE WITH THE SEC.